As filed with the Securities and Exchange Commission on July 31, 1998

                                                  Registration No. 333-_______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                             TRIANGLE BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

                     NORTH CAROLINA
                                                56-1764546
(State or other jurisdiction of         (I.R.S. Employer incorporation or
 organization)                                Identification No.)

4300 GLENWOOD AVENUE
RALEIGH, NORTH CAROLINA                             27612
(Address of principal executive                    (Zip Code)
offices)




===============================================================================

        TRIANGLE BANCORP, INC. 1997 DIRECTORS DEFERRED COMPENSATION PLAN
                               (Full Title of the Plan)
==============================================================================

                          ALEXANDER M. DONALDSON, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612
                     (Name and address of agent for service)

                                 (919) 881-0455
              (Telephone number, including area code, of agent for service)




===============================================================================

                         CALCULATION OF REGISTRATION FEE
==============================================================================

                                                       Proposed
                                                       Maximum
Title of                          Proposed Maximum     Aggregate
Securities to be    Amount to be  Offering Price Per   Offering       Amount of
Registered         Registered (1) Share                Price (1)      Registration Fee
---------------------------------------------------------------------------------------

Common Stock       200,000 shares    Not applicable      $3,775,000       $1,113.63
---------------------------------------------------------------------------------------



(1) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock ($18.875) as of July 24, 1998.

                                     PART II

                   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

       The following documents heretofore filed by Triangle Bancorp, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act are incorporated herein by reference:

       (a) The Company's Annual Report on Form 10-K (File Number 000-21346) for the fiscal year ended December 31, 1997;

       (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

       (c) The Company's Current Reports on Form 8-K dated March 11, 1998, March 20, 1998 and June 17, 1998; and,

       (d) The description of the Company's Common Stock (the "Common Stock") contained in the Company's Current Report on Form 8-K dated November 27, 1996.

       In addition, all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment hereto which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    The opinion of counsel filed as Exhibit 5.1 hereto has been provided by Alexander M. Donaldson, Esq. who is Senior Vice President and General Counsel of the Company. As of July 24, 1998, Mr. Donaldson beneficially owned 2,338 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company's Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

    Section 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors and officers under either or both a statutory on nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director or officer of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director or officer of the corporation, or is or was serving at the request of such corporation as a director, officer, agent or employee of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses, including attorneys' fees, incurred in connection with a proceeding; provided that no such indemnification may be granted unless such director or officer (i) conducted himself or herself in good faith, (ii) reasonably believed that (A) any action taken in his or her official capacity with the corporation was in the best interests of the corporation and (B) in all other cases, his or her conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In accordance with Section 55-8-55 of the Business Corporation Act, the determination of whether a director has met the requisite standard of conduct for the type of indemnification set forth above is made by the board of directors, a committee of directors, special legal counsel or the shareholders. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable on the basis of having received an improper personal benefit.

    In addition to, and notwithstanding the conditions of and limitations on indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify or agree to indemnify any of its directors or officers against liability and expenses, including attorneys' fees, in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interest of the corporation. Pursuant to this nonstatutory scheme, the Company's Bylaws provide for indemnification of the Company's directors, officers, employees and agents.

    Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful on the merits or otherwise in the defense of any proceeding to which such director or officer was, or was threatened to be made, a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

    In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered by a directors' and officers' insurance policy, which policy indemnifies such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policy provides coverage of $10.0 million for liabilities.

    In May 1997, the Company established a Delaware business trust subsidiary, Triangle Capital Trust (the "Trust"), to issue securities, the principal and interest of which are guaranteed by the Company, and the proceeds of which may be counted as regulatory capital by the Company. As part of the establishment of the Trust, the Company entered into an Amended and Restated Trust Agreement dated June 3, 1997 (the "Trust Agreement") among the Company, Bankers Trust Company and Bankers Trust (Delaware). Debra L. Lee, Executive Vice President and Chief Financial Officer of the Company, and Alexander M. Donaldson, Senior Vice President and General Counsel of the Company, serve as the administrators of the Trust (the "Administrators"). Pursuant to the Trust Agreement, the Company has agreed, to the fullest extent permitted by applicable law, to indemnify and hold harmless the Administrators from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Administrators arising out of or in connection with the creation, operation or dissolution of the Trust or any act or omission performed or admitted by the Administrators in good faith on behalf of the Trust, and in a manner the Administrators reasonably believed to be within the scope of authority conferred on them by the Trust Agreement, except that the Administrators shall not be entitled to be indemnified in respect of any loss, damage, or claim incurred by them by reason of negligence or willful misconduct with respect to such acts or omissions.

ITEM 8.  EXHIBITS

EXHIBIT NO.        DESCRIPTION OF DOCUMENT
----------         -----------------------

5.1 Opinion of Alexander M. Donaldson, Esq., Senior Vice President and General Counsel of Registrant.

23.1  Consent of PricewaterhouseCoopers LLP, independent public accountants.

23.2 Consent of Alexander M. Donaldson, Esq., (included in the opinion filed as Exhibit No. 5.1).

24.1  Power of Attorney (included on the signature page).


ITEM 9.  UNDERTAKINGS

      (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on July 27, 1998.

                              TRIANGLE BANCORP, INC.



                              By:  /s/  Michael S. Patterson
                                   ------------------------------
                                        Michael S. Patterson
                                        President  and  Chief  Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Michael S. Patterson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title                                     Date


/s/ Michael S. Patterson             President, Chief Executive Officer,       July 27, 1998
   Michael S. Patterson               Chairman and Director (Principal
                                       Executive Officer



/s/ Debra L. Lee
--------------------                 Executive Vice President and              July 27, 1998
    Debra L. Lee                      Chief Financial Officer
                                     (Principal Financial Officer)


/s/ Lisa F. Campbell
---------------------                Senior Vice President
    Lisa F. Campbell                 (Principal Accounting Officer)            July 27, 1998



/s/ Carole S. Anders
----------------------               Director                                  July 27, 1998
     Carole S. Anders

/s/  Charles S.  Ashford, Jr.        Director                                  July 27, 1998
-----------------------------
  Charles S. Ashford, Jr.



-----------------------------        Director                                  July 27, 1998
   Cy N. Bahakel



                                       4



----------------------------         Director                                  July 27, 1998
 Edwin B. Borden


/s/  Robert E. Bryan, Jr.
-----------------------------        Director                                  July 27, 1998
     Robert E. Bryan, Jr.


/s/  David T. Clancy
-----------------------------        Director                                  July 27, 1998
     David T. Clancy


------------------------------       Director                                  July 27, 1998
      N. Leo Daughtry


/s/   Syd W. Dunn, Jr.
------------------------             Director                                  July 27, 1998
      Syd W. Dunn, Jr.



/s/   Willie S. Edwards
------------------------             Director                                  July 27, 1998
      Willie S. Edwards


/s/  James P. Godwin, Sr.
--------------------------           Director                                  July 27, 1998
     James P. Godwin, Sr.

/s/  Robert L. Guthrie
----------------------------         Director                                  July 27, 1998
     Robert L. Guthrie


/s/  B. W. Harris, III
-------------------------            Director                                  July 27, 1998
     B. W. Harris, III



/s/  John B. Harris
---------------------------          Director                                  July 27, 1998
     John B. Harris


----------------------------         Director                                  July 27, 1998
      George W. Holt


/s/   Earl Johnson, Jr.
------------------------------       Director                                  July 27, 1998
      Earl Johnson, Jr.


/s/  Michael A. Maxwell
-------------------------------      Director                                  July 27, 1998
     Michael A. Maxwell


/s/  Wendell H. Murphy
--------------------------------     Director                                  July 27, 1998
     Wendell H. Murphy

                                       5



---------------------------------    Director                                  July 27, 1998
   Patrick H. Pope


/s/ William R. Pope
---------------------------------    Director                                  July 27, 1998
      William R. Pope


/s/ Edythe M. Poyner
----------------------------------    Director                                 July 27, 1998
     Edythe M. Poyner


/s/ Billy N. Quick, Sr.
-----------------------------------   Director                                 July 27, 1998
    Billy N. Quick, Sr.


/s/ J. Dal Snipes
-----------------------------------   Director                                 July 27, 1998
       J. Dal Snipes


/s/ Charles J. Stewart
-----------------------------------   Director                                 July 27, 1998
    Charles J. Stewart


/s/ N. Johnson Tilghman
------------------------------------  Director                                 July 27, 1998
    N. Johnson Tilghman

/s/ Sydnor M. White, Jr.
------------------------------------  Director                                 July 27, 1998
   Sydnor M. White, Jr.



/s/ J. Blount Williams
------------------------------------  Director                                 July 27, 1998
    J. Blount Williams



                                  EXHIBIT INDEX



                                                                                           SEQUENTIAL
EXHIBIT NO.    DESCRIPTION OF DOCUMENT                                                     PAGE NO.


  5.1           Opinion of Alexander M. Donaldson, Esq., Senior Vice President and
                General Counsel of Triangle Bancorp, Inc.

 23.1           Consent of PricewaterhouseCoopers LLP, independent public accountants

 23.2           Consent of  Alexander  M.  Donaldson,  Esq.  (included  in the  opinion filed as Exhibit No. 5.1.)

 24.1           Power of Attorney (included on the signature page)



                                       7